EXHIBIT 2.01

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT, (the "Agreement") is entered into this 31st day of January, 2018 (the “Effective Date”) by and between Vapor Group, Inc., a Florida corporation, with principal offices located at 20200 Dixie Highway, Suite 906, Miami, Florida 33160 ("Seller") and sole owner and shareholder of its subsidiary, Simple Cork, Inc., a Florida corporation, and First Intercontinental Technology, Inc. , a Delaware corporation, formerly named “Rich Cigars, Inc.”, its successors and assigns, with an address of 18851 NE 29th Ave Suite 700, Aventura, FL 33180 ("Buyer") (each a “party” and collectively the “parties”).

W I T N E S S E T H:

This Agreement contemplates a transaction in which Buyer will purchase substantially all of the assets of the Seller’s wholly-owned subsidiary, Simple Cork, Inc., a Florida corporation, and assume certain of the liabilities of the Seller and for such consideration as indicated herein.

NOW, THEREFORE, in consideration of the representations, warranties, and covenants herein contained, the parties agree as follows:

I. Definitions:

(a) "Acquired Assets" means all of the rights, titles, and interests that Seller possesses and has the right to transfer, connected to the creation and development of that certain product, “Simple Cork”, and its variations, owned and under development by its wholly-owned subsidiary, Simple Cork, Inc., a Florida corporation, which includes, but is not limited to, those assets listed on the attached Exhibit A.

(b) "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, Taxes, Liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

(c) "Assumed Liabilities" means (i) all trade and other liabilities or obligations and any Taxes owed by Simple Cork, Inc., the wholly-owned subsidiary of the Seller (“Simple Cork”), and (ii) certain liabilities of the Seller including, but not limited to, convertible debt instruments and certain liabilities and obligations of the Seller referred to, or connected with the Acquired Assets, per any agreements, contracts, leases, licenses, and other arrangements, which said liabilities and obligations are listed on the attached Exhibit B.

(d) "Closing" and “Closing Date” shall mean the date of the execution of this Agreement.

(e) "Code" means the Internal Revenue Code of 1986, as amended.

(f) "Confidential Information" means any information concerning the business and affairs of Seller that is not already generally available to the public.

(g) "Lien" means any mortgage, pledge, lien, encumbrance, charge, or other security interest other than (i) mechanics', materialmen's, and similar liens, (ii) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (iii) purchase money liens and liens securing rental payments under capital lease arrangements, and (iv) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

(h) "Material Adverse Effect" or "Material Adverse Change" means any effect or change that would create a liability to a party’s business in excess of ten thousand dollars ($10,000.00) in the aggregate.

(i) "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

(j) "Tax" or "Taxes" means any federal, state, local, or foreign income, gross receipt, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, estimated, or other tax of any kind whatsoever, when computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty, or addition thereto, whether disputed or not.

II. Summary of Transaction.

(a) Purchase and Sale of Assets. On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell, transfer, convey, and deliver to Buyer, all of the Acquired Assets at the Closing for the consideration specified below in this Section II (the “Consideration”).

(b) Assumption of Liabilities. On and subject to the terms and conditions of this Agreement, Buyer agrees to assume and become responsible for all of the Assumed Liabilities (as herein defined) at the Closing. Buyer will not assume or have any responsibility, however, with respect to any other obligation or liability of Seller not herein included.

(c) Consideration. In payment for the sale and transfer of the Acquired Assets (the “Consideration”), Buyer agrees to compenate the Seller in the following matter:

i. Assumption in full of the Assumed Liabilities as herein defined;

ii. Within ninety (90) days of Closing, file with the Securities and Exchange Commission (“SEC”) on a form S-1, a registration statement for newly-issued shares of the Buyer’s common stock (the “Registration Statement”) wherein the shares will be distributed to the shareholders of common stock of the Seller after the registration statement becomes effective. The quantity of said registered shares to be issued will be based on the quantity of shares of common stock of the

Seller held by each of its shareholder as of December 29, 2017 (the “Shareholder of Record Date”) and the Common Stock Exchange Ratio (as hereinafter defined).

iii. The ratio of the quantity of shares to be registered and issued to the shareholders of the Seller is 1 share of the Buyer’s common stock for every 5,000 shares of the Seller’s common stock held by its shareholder as of the Shareholder of Record Date. Fractional shares will be rounded up to the next full share (the “Common Stock Exchange Ratio”). The Common Stock Exchange Ratio may be amended by further written agreement appended to this Agreement of the Buyer and the Seller based on any change greater than ten percent (10%) of the thirty day (30) moving average of the closing market price of either the Buyer or the Seller as reported on OTC Markets which occurs prior to the date of the filing with the SEC of the Registration Statement.

iv. The Holder of the Series A Preferred Stock of the Seller will not receive any shares of any class of capital stock of the Buyer.

v. Holders of Series B Preferred Stock of the Seller will receive 1 share of Series B Preferred Stock of the Buyer for every 1 share of Series B Preferred Stock owned, with fractional shares rounded up to the next full share. (The “Preferred Stock Exchange Ratio”).

III. Seller's Representations and Warranties. Seller represents and warrants to the buyer that the statements contained in this Section III are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date.

(a) Organization of Seller. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of the State of Florida.

(b) Authorization of Transaction. Seller has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. Without limiting the generality of the foregoing, the board of directors of the Seller and Seller’s shareholders, have duly authorized the execution, delivery, and performance of this Agreement by Seller. This Agreement constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its terms and conditions.

(c) Non-contravention. To the best knowledge of the Board of Directors of the Seller, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section II above), will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Seller is subject or any provision of the charter or bylaws of Seller. To the Knowledge of any Responsible Officer, neither Seller nor any Responsible officer of Seller needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section II above), except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a Material Adverse Effect.

(d) Legal Compliance. To the best knowledge of the Seller, it has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), except where the failure to comply would not have a Material Adverse Effect.

(e) Powers of Attorney. To the best knowledge of the Seller, there are no outstanding powers of attorney executed on behalf of Seller.

(f) Litigation. Except as otherwise provided in this Agreement, the Seller is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction, except where the injunction, judgment, order, decree, ruling, action, suit, proceeding, hearing, or investigation would not have a Material Adverse Effect.

(g) Disclaimer of Other Representations and Warranties. Except as expressly set forth in this Section III, Seller makes no representation or warranty, express or implied, at law or in equity, in respect of any of its assets (including, without limitation, the Acquired Assets), liabilities or operations, including, without limitation, with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed. Buyer hereby acknowledges and agrees that, except to the extent specifically set forth in this Section III, Buyer is purchasing the Acquired Assets on an "as-is, where-is" basis. Without limiting the generality of the foregoing, Seller makes no representation or warranty regarding any assets other than the Acquired Assets or any liabilities other than the Assumed Liabilities, and none shall be implied at law or in equity.

IV. Buyer's Representations and Warranties. Buyer represents and warrants to Seller that the statements contained in this Section IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date.

(a) Organization of Buyer. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Colorado.

(b) Authorization of Transaction. Buyer has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Buyer.

(c) Non-contravention. To the best of the Buyer’s knowledge, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer is subject or any provision of its charter, bylaws, or other governing documents or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets are subject. Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the parties to consummate the transactions contemplated by this Agreement.

V. Post-Closing Covenants. The parties agree that in case at any time after the Closing any further actions are necessary or desirable to carry out the purposes of this Agreement, each of the parties will take such further actions (including the execution and delivery of such further instruments and documents) as the other party reasonably may request, all at the sole cost and expense of the requesting party.

VI. Conditions to Obligation to Close.

(a) Conditions to Buyer's Obligation. The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

i. the representations and warranties set forth in Section III above shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by the term "material," or contain terms such as "Material Adverse Effect" or "Material Adverse Change," in which case such representations and warranties (as so written, including the term "material" or "Material") shall be true and correct in all respects at and as of the Closing Date;

ii. Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by the term "material," or contain terms such as "Material Adverse Effect" or "Material Adverse Change," in which case Seller shall have performed and complied with all of such covenants (as so written, including the term "material" or "Material") in all respects through the Closing;

iii. there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

(b) Conditions to Seller's Obligation. The obligation of Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

i. the representations and warranties set forth in Section IV above shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by the term "material," or contain terms such as "Material Adverse Effect" or "Material Adverse Change," in which case such representations and warranties (as so written, including the term "material" or "Material") shall be true and correct in all respects at and as of the Closing Date;

ii. buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by terms such as "material" and "Material Adverse Effect," in which case Buyer shall have performed and complied with all of such covenants in all respects through the Closing;

iii. there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement.

VII. Termination.

(a) Termination of Agreement. The parties may terminate this Agreement as provided below:

i. Buyer and Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

ii. Either party may terminate this Agreement by giving written notice to the other at any time prior to the Closing in the event such other party has breached any material representation, warranty, or covenant contained in this Agreement.

(b) Effect of Termination. If any party terminates this Agreement pursuant to the above subsection “(a)”, all rights and obligations of the parties hereunder shall terminate without any liability of any party to the other party (except for any liability of any party then in breach).

VIII. Miscellaneous.

(a) Press Releases and Public Announcements. No party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other party; provided, however, that any party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing party will use its reasonable best efforts to advise the other party prior to making the disclosure).

(b) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the parties and their respective successors and permitted assigns.

(c) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the parties and supersedes any prior understandings, agreements, or representations by or between the parties, written or oral, to the extent they relate in any way to the subject matter hereof.

(d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party.

(e) Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(f) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(g) Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) 1 business day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) 1 business day after being sent to the recipient by facsimile transmission or electronic mail, or (iv) 4 business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient at its current business offices. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

(h) Governing Law. This Agreement shall be governed by and construed in accordance with the laws and regulations of the State of Florida without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.

(i) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Seller.

(j) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(k) Expenses. Buyer and Seller will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

(l) Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation.

(m) No Interpretation Against Drafter. There shall be no rule of interpretation against the drafter in drafting this Agreement. The parties hereto acknowledge they have had ample time to review this Agreement, make or negotiate any changes they deem necessary, and have had the opportunity to review this Agreement with their respective attorneys.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BUYER

First Intercontinental Technology, Inc.

a Delaware corporation

By: /s/ Richard Davis

Richard Davis, President

SELLER

Vapor Group, Inc.

a Florida Corporation

By: /s/ Yaniv Nabon

Yaniv Nabon, President

EXHIBIT A

“Acquired Assets”

1. All rights, titles, and interests that Seller or its subsidiary, Simple Cork, Inc., possesses and has the right to transfer, connected to the creation and development of that certain product, “Simple Cork”, and its variations, owned and under development by its subsidiary, Simple Cork, Inc.

2. All books, records, ledgers, files, documents, correspondence, lists, engineering plans, drawings, and specifications, creative materials, studies and reports related to Simple Cork.

3. All intellectual property of Simple Cork, whether titled directly to it or to its parent, Vapor Group, Inc., including without limitation, all trademarks (filed or pending), copyrighted material, websites, website content, and the following ten (10) patents either awarded and/or pending and any “continuation-in-part” patent applications that are, or may be in the future, derived thereof and filed for Simple Cork:

Country Filing Date; Application/Patent No. Status

1 France May 5, 2014: 14 01022 Patent Granted 7/14/17

2 Switzerland May 7, 2014; 0684/14 Pending

3 United States September 30, 2016; 15301157 Pending

4 Israel April 28, 2015; 47283 Pending

5 South Africa April 28, 2016; 2016/07591 Pending

6 China September 11, 2016; Pending

7 Australia November 7, 2016; 2015257275 Pending

8 Brazil November 3, 2016; BR 11 2016 025907 6 Pending

9 Chile April 11, 2016; 265364 Pending

10 PCT* April 28, 2015; PCT/IL2015/050438 Phase I Filing Complete

*International filing under “Patent Cooperation Treaty”, to which 70 countries participate constituting the “Patent Cooperation Treaty Union.” Under the PCT, the filing and acceptance of an application functions as the first phase of recording of a patent in all member countries, setting the stage for the Company to formally file its patent in each of these countries as a “Phase II” based on the original date of the PCT application’s filing.

4. All business plans, marketing plans an research reports, geomarket sales plans, manufacturing plans, related to Simple Cork.

.

EXHIBIT B

“Assumed Liabilities”

1. All trade and other liabilities or obligations and any Taxes owed by Simple Cork, Inc., the wholly-owned subsidiary of the Seller (“Simple Cork”), and (ii) certain liabilities of the Seller including, but not limited to, certain liabilities and obligations of the Seller referred to, or connected with the Acquired Assets, per any agreements, contracts, leases, licenses, and other arrangements, which said liabilities and obligations

2. Any liabilities owed, known or unknown, in connection with the founding and operation of Simple Cork, Inc. that are not elsewhere described herein, including taxes, out-of-pocket legal and reseach expenses incurred in the pursuit of multinational intellectual property rights, unknown amounts owed to, or claimed by, foreign governments or their agencies in connection to Simple Cork and any of its predecessors.

3. An aggregate outstanding balance including principal, accrued and unpaid interest and fees (including default interest fees, and penalties, if any) of not less than $2 Million dollars (U.S.) owed under various debt instruments of the Seller’s making which shall become convertible into shares of the Buyer in accordance with all federal and state law and regulation, and which transfer to the Buyer does not include any additional consideration paid by one party thereto to the other. Following Closing, each such debt instrument shall be amended and restated into a new debt instrument between the debtholder and the Buyer, wherein each such debt new debt instrument shall tack for purposes of SEC Rule 144 from the original date of the making of each original debt instrument between the Seller and the respective debtholder on which the new debt instrument is based, and shall continue to accrue interest at each such original debt instrument’s stated rate. Wherein the Buyer has assumed any such debt instrument, the Seller shall be freed of any obligation specific to said debt instrument to each said respective debtholder until the end of time. A separate list of the assumed debt instruments is appended thereto.